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                                                                      EXHIBIT 11

                              CARNIVAL CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)


                                                                        FOR THE YEARS ENDED NOVEMBER 30,
                                                                        --------------------------------
                                                                           1994                  1993
                                                                           ----                  ----
Net income                                                              $381,765               $318,170

Adjustments to net income for the purpose of computing
  fully diluted earnings per share:
Interest reduction from assumed conversion of
  4.5% Convertible Debentures                                              5,418                  5,538
                                                                        --------               --------
Adjusted net income                                                     $387,183               $323,708
                                                                        ========               ========

Weighted average shares outstanding                                      282,744                282,474
Adjustments to weighted average shares outstanding for the
  purpose of computing fully diluted earnings per share:
Additional shares issuable upon
  conversion of 4.5% Convertible Debentures                                6,618                  6,618
                                                                        --------               --------

Adjusted weighted average shares outstanding                             289,362                289,092
                                                                        ========               ========


Earnings per share:
  Primary                                                                  $1.35                  $1.13
  Fully Diluted*                                                           $1.34                  $1.12





* This exhibit is provided to comply with SEC regulations. In accordance with Accounting Principles Board Opinion No. 15, the Company does not present fully diluted EPS in its financial statements because the convertible debentures are anti-dilutive or result in a less than 3% dilution for the periods presented.